UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2018

Tetraphase Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-35837	20-5276217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way Watertown, Massachusetts		02472
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2018, Tetraphase Pharmaceuticals, Inc. (the “Company”) entered into a license agreement (the “License Agreement”) with Everest Medicines Limited (“Everest”), whereby the Company granted Everest an exclusive license to develop and commercialize eravacycline, for the treatment of complicated intra-abdominal infections and other indications, in mainland China, Taiwan, Hong Kong, Macau, South Korea and Singapore (the “Territory”).

Under the terms of the License Agreement, the Company is eligible to receive from Everest an upfront cash payment of $7.0 million to be paid within 15 business days of the effective date of the License Agreement, and up to an aggregate of $16.5 million in clinical development and regulatory milestone payments and up to $20.0 million annually, provided that certain sales thresholds are met. There can be no guarantee that any such milestones or sales thresholds will in fact be met. The Company is obligated to make certain payments to Harvard University based on amounts received from Everest under the License Agreement pursuant to the existing license agreement by and between the Company and The President and Fellows of Harvard College, dated August 3, 2006, and as amended to date.

The Company will also be entitled to receive double-digit tiered royalties on sales in the Territory, if any, of products containing eravacycline. Royalties are payable with respect to each jurisdiction in the Territory until the latest to occur of: (i) the last-to-expire of specified patent rights in such jurisdiction in the Territory; (ii) expiration of marketing or regulatory exclusivity in such jurisdiction in the Territory; or (iii) ten (10) years after the first commercial sale of a product in such jurisdiction in the Territory. In addition, royalties payable under the License Agreement will be subject to reduction on account of generic competition and after patent expiry in a jurisdiction if required by applicable law, with any such reductions capped at certain percentages of the amounts otherwise payable during the applicable royalty payment period.

Under the terms and conditions of the License Agreement, Everest will be solely responsible for the development and commercialization of licensed products in the Territory.

If either the Company or Everest materially breaches the License Agreement and does not cure such breach within 90 days (or fewer days in certain cases), the non-breaching party may terminate the License Agreement in its entirety. However, if the breach relates only to any jurisdiction other than mainland China, the non-breaching party may only terminate the License Agreement with respect to such jurisdiction. Either party may also terminate the License Agreement, effective immediately upon written notice, if the other party files for bankruptcy, is dissolved or has a receiver appointed for substantially all of its property. The Company may terminate the License Agreement if Everest, its affiliates or its sublicensees challenges the validity or enforceability of any of the Company’s patents covering any of the licensed compounds or products. In certain circumstances, if the Company materially breaches the License Agreement Everest may reduce royalties owed to the Company in lieu of a termination. Moreover, if the Company materially breaches the License Agreement and Everest terminates the License Agreement with respect to any jurisdiction and the Company then commercializes a licensed product in that jurisdiction, the Company will pay to Everest a low, single digit royalty on such sales of the licensed product in such jurisdiction for a minimum of five years after such termination.

The License Agreement contemplates that the Company will enter in ancillary arrangements with Everest, including a clinical and commercial supply agreement and a safety data exchange agreement.

The foregoing summary description of the License Agreement is not complete and is qualified in its entirety by reference to the License Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2017. The Company intends to seek confidential treatment for certain portions of the License Agreement pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Item 5.02 (b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2018 Kamalam Unninayar resigned her position as chief financial officer of the Company in order to pursue other interests. Ms. Unninayar’s resignation is effective March 16, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Maria D. Stahl
Date: February 26, 2018		Maria D. Stahl
Senior Vice President, General Counsel